Exhibit 99.3

E-mail to Employees with Letter and Town Hall/Conference Call Invite

Subject: BD Announces Agreement to Acquire CareFusion

Dear BD Associates:

I am very pleased to share with you an exciting milestone in BD’s history. Today, we announced an agreement to acquire CareFusion, a leading medical technology company with products and services that help hospitals measurably improve safety and patient care. This transaction will enable BD to become a global leader in the growing $20 billion medication management industry.

We’ve long admired CareFusion’s strong franchise and leading positions, and look forward to welcoming their talented team to the BD family. CareFusion, with about $4 billion in annual revenues, is based in San Diego, California, with 25 manufacturing facilities and nearly 17,000 employees. While most of CareFusion’s sales are in the U.S., it has a stable customer base of hospitals, ambulatory surgery centers, clinics, long-term care facilities and physician offices in approximately 130 countries. Some of CareFusion’s products that may be familiar to you include drug dispensing technologies (Pyxis®), drug administration devices utilizing infusion pumps (Alaris®), medication management informatics (CareFusion SmartWorks), as well as a broad portfolio for acute care including infection prevention (ChloraPrep®).

Importantly, this combination will accelerate our strategy to transition from a product-focused company to a customer-centric provider of complete healthcare solutions across the medication management value chain. In addition, the Company will have solid positions in patient safety to maximize outcomes in infection prevention, respiratory care, and acute care procedural effectiveness. We think this will create value for our customers and shareholders and also open up exciting new opportunities for employees.

The transaction is expected to close in the first half of calendar year 2015 following regulatory and other required approvals. A comprehensive integration plan, designed by a team led by BD COO Bill Kozy and including senior members of both BD and CareFusion, will be communicated to both organizations at the appropriate time to help ensure a smooth and seamless transition. In the meantime, it is important to remember that we are just at the beginning of a long process. Until the transaction closes, it is business as usual, and both BD and CareFusion will continue to operate as separate companies. I ask that you remain focused on doing the jobs you do so well and on delivering the highest quality products and services our customers and partners have come to expect from us.

I know you will want to learn more about this announcement, so we will be hosting two town hall meetings. Details are below.

We will keep you informed as we move toward completing this transaction and provide updates on integration details.

Thank you for all of your continued hard work.

Sincerely,

Vince

Town Hall Details

Monday, October 6 at 10:00am EDT (For your local time, please visit the World Clock)

•	In FLKS: Becton Auditorium (Overflow rooms will be in J228 or the Case Study Room)

•	Via webcast

•	Via teleconference: In the U.S.: 800-299-9086/Outside the U.S.: 617-786-2903/ Passcode: 53025338

Monday, October 6 at 9:00pm EDT (For your local time, please visit the World Clock)

•	Via webcast

•	Via teleconference: In the U.S.: 866-515-2913/Outside the U.S.: 617-399-5127/ Passcode: 91757708

•	We also have toll-free Teleconference Numbers for the following areas:

•	China 10-800-713-1756

•	Japan 800-784-533

•	Singapore 1-800-622-7124

•	Australia 1-800-002971

•	India 000-800-440-5053

•	South Korea 0800995522

•	Malaysia 1800807807

•	If your country is not listed above, please use this link to find your toll free number: http://www.btconferencing.com/globalaccess/?bid=288_attended

Forward Looking Statements

This letter contains certain estimates and other forward-looking statements (as defined under Federal securities laws). Forward looking statements generally are accompanied by words such as “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding the estimated or anticipated future results of BD, and of the combined company following BD’s proposed acquisition of CareFusion, the anticipated benefits of the proposed combination, including estimated synergies, the expected timing of completion of the transaction and other statements that are not historical facts. These statements are based on the current expectations of BD and CareFusion management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding BD and CareFusion’s respective businesses and the proposed acquisition, and actual results may differ materially. These risks and uncertainties include, but are not limited to, the ability of the parties to successfully close the proposed acquisition, including the risk that the required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction; risks relating to the integration of CareFusion’s operations, products and employees into BD and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; the outcome of any legal proceedings related to the proposed merger; access to available financing for the refinancing of BD’s or CareFusion’s debt on a timely basis and reasonable terms; the ability to market and sell CareFusion’s products in new markets, including the ability to obtain necessary regulatory product registrations and clearances; the loss of key senior management or other associates; the anticipated demand for BD’s and CareFusion’s products, including the risk of future reductions in government healthcare funding, changes in reimbursement rates or changes in healthcare practices that could result in lower utilization rates or pricing pressures; the impact of competition in the medical device industry; the risks of fluctuations in interest or foreign currency exchange rates; product liability claims; difficulties inherent in product development, including the timing or outcome of product development efforts, the ability to obtain regulatory approvals and clearances and the timing and market success of product launches; risks relating to fluctuations in the cost and availability of raw materials and other sourced products and the ability to maintain favorable supplier arrangements and relationships; successful compliance with governmental regulations applicable to BD, CareFusion and the combined company; changes in regional, national or foreign economic conditions; uncertainties of litigation, as well as other factors discussed in BD’s and CareFusion’s respective filings with the Securities Exchange Commission. BD and CareFusion do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by applicable laws or regulations.

Important Information for Investors

In connection with the proposed transaction, BD will file with the SEC a registration statement on Form S-4 that will constitute a prospectus of BD and include a proxy statement of CareFusion. BD and CareFusion also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by BD and CareFusion with the SEC at the SEC’s website at www.sec.gov. In addition, you will be able to obtain free copies of these documents by phone, e-mail or written request by contacting the investor relations department of BD or CareFusion at the following: Monique N. Dolecki, Investor Relations – 201-847-5378 Monique_Dolecki@bd.com or Jim Mazzola, Investor Relations – 858-617-1203 Jim.Mazzola@CareFusion.com.

Participants in the Solicitation

BD and CareFusion and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about BD’s directors and executive officers is available in BD’s proxy statement dated December 19, 2013 for its 2014 Annual Meeting of Shareholders and in subsequent SEC filings. Information about CareFusion’s directors and executive officers is available in CareFusion’s proxy statement dated September 25, 2014, for its 2014 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from BD or CareFusion as indicated above. This letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

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